Exhibit 99.1
Ensco International Incorporated 500 North Akard Suite 4300 Dallas, TX 75201-3331 Phone: (214) 397-3000 www.enscointernational.com	News Release

Ensco International Announces Ultra-Deepwater Semi ENSCO 7500 Will Mobilize to Australia Under New Term Contract

Dallas, Texas, August 29, 2008 ... Ensco International Incorporated (NYSE: ESV) announced that a subsidiary of the Company has entered into a drilling contract with Chevron Australia PTY., Ltd ("Chevron Australia") for the utilization of ENSCO 7500, an ultra-deepwater semisubmersible rig now operating in the Gulf of Mexico. The rig is expected to complete its current contract with Chevron U.S.A. in September 2008 and then mobilize to west Australia to commence operations under the new contract by the end of the year. The current day rate of $365,000 will apply during the mobilization period.

The operating rate under the new contract is $550,000 per day, and will be subject to adjustment for variances in operating costs. The initial term of the contract, which runs until August 31, 2010, can be extended by Chevron Australia for one or two additional years at the same rate if the option to extend is exercised by September 1, 2009, or at mutually agreed rates if the option is exercised thereafter.

Dan Rabun, Chairman, President and Chief Executive Officer, commented: "We are pleased that Chevron has selected the ENSCO 7500 for its deepwater drilling program in Australia. We have extensive operating experience in the region with our jackup rig fleet, and the ENSCO 7500 will add to our capabilities in this increasingly important deepwater market."

Statements contained in this news release that state Company or management intentions, hopes, beliefs, anticipations, expectations or predictions of future events are forward-looking statements. Such forward-looking statements include references to expected mobilization, revenue and term for the new ENSCO 7500 contract. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) changes or delays in the anticipated rig mobilization, (ii) changes in the actual drilling contract revenues or term, (iii) force majeure events, (iv) renegotiation, cancellation, or breach of contracts, and (v) the operational and other risks described from time to time in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscointernational.com.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

Ensco, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

ENSCO Contact: Richard LeBlanc, (214) 397-3011